UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
September 24, 2009
Date of Report (Date of earliest event reported)
ROYAL BANCSHARES OF PENNSYLVANIA, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	0-26366	23-2812193
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Ident. No.)

732 Montgomery Avenue, Narberth, Pennsylvania	19072
(Address of principal executive offices)	(Zip Code)
(610) 668-4700
Registrant’s telephone number, including area code
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01	Entry into a Material Definitive Agreement.
     On September 25, 2009, Royal Bancshares of Pennsylvania, Inc. (the “Company”) announced that it had entered into a stock purchase agreement, dated as of September 24, 2009 (the “Agreement”), with a newly formed corporation organized by Edward Shin, President of Royal Asian Bank (“RAB”), a banking subsidiary of the Company, to purchase all of the outstanding common stock of RAB owned by the Company. Under the terms of the Agreement, Royal Asian Bancshares (the “Buyer”) will purchase all of the common stock of RAB owned by the Company for a purchase price of $15,217,988.
     Closing of the transactions contemplated by the Agreement are subject to a number of conditions specified in the Agreement, including receipt of all required regulatory approvals and completion of a private placement transaction by the Buyer (the “Buyer Private Placement”) to fund payment of the purchase price. Under the Agreement, the Buyer must (i), on or prior to November 15, 2009, have received net proceeds in the Buyer Private Placement in the amount of at least $10.0 million for the purpose of acquiring the Company’s shares of common stock of RAB and delivered a written representation of its chief executive officer that it reasonably expects to raise the remaining funds constituting purchase price by the closing date and (ii), on or prior to December 15, 2009, received net proceeds in the Buyer Private Placement for the balance of the total purchase price.
     Either the Company or the Buyer may terminate the Agreement if the closing has not occurred by December 31, 2009. In addition, either party may terminate the Agreement at any time if any governmental entity that must grant a required regulatory approval has denied approval of the transactions, requested that an application be withdrawn, or notified either party that it will not grant (or intends to rescind or revoke if previously approved) a required regulatory approval, or imposed a condition in connection with approval of the transactions, which, in the good faith judgment of the Company or Buyer, will materially impair the ability of Buyer to complete the transactions. The Company may terminate the Agreement (i) on or after November 16, 2009 if the Company has not received evidence satisfactory to it that Buyer has received net proceeds in the Buyer Private Placement by November 15, 2009 in the amount of at least $10.0 million for the purpose of acquiring the Company’s shares of common stock of RAB and a written representation of Buyer’s chief executive officer that it reasonably expects to raise the remaining funds constituting purchase price by the closing date and (ii) on or after December 16, 2009 if the Company has not received evidence satisfactory to it that Buyer has received net proceeds in the Buyer Private Placement by December 15, 2009 for the balance of the total purchase price. Either party may also terminate the Agreement by mutual consent and in the event of certain breaches of representations, warranties or obligations by the other party.
     The Buyer has deposited $250,000 into an escrow account (the “Escrow Amount”), which will be credited toward the purchase price at closing, unless the Company terminates the Agreement as a result of a breach by the Buyer of any representation, warranty or obligation of Buyer or as a result of the Buyer’s inability to raise the funds necessary to complete the transactions contemplated by the Agreement in the Buyer Private Placement, in which case the Company will retain the Escrow Amount as liquidated damages.
     The foregoing description of the Agreement and the transactions contemplated thereunder does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits:
10.1	Stock Purchase Agreement, dated as of September 24, 2009, between Royal Bancshares of Pennsylvania, Inc. and Royal Asian Bancshares, Inc.

99.1	Press release, dated September 25, 2009, of Royal Bancshares of Pennsylvania, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
Dated: September 30, 2009	By:	/s/ James J. McSwiggan, Jr.
James J. McSwiggan, Jr.
President and Chief Operating Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Stock Purchase Agreement, dated as of September 24, 2009, between Royal Bancshares of Pennsylvania, Inc. and Royal Asian Bancshares, Inc.
99.1	Press release, dated September 25, 2009, of Royal Bancshares of Pennsylvania, Inc.